UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee		37932
(Address of principal executive offices)		(Zip code)

(865) 694-2700

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2012, in furtherance of a plan disclosed on March 29, 2012, Anatolio B. Cruz III announced his resignation as Chief Legal Officer and Corporate Secretary of Scripps Networks Interactive, Inc., effective on November 30, 2012.

Mr. Cruz’s employment with the company will terminate on December 14, 2012. In connection with his termination, the company entered into a Separation Agreement with Mr. Cruz pursuant to which, among other things, the company will pay Mr. Cruz the severance benefits due under his employment agreement dated August 12, 2011 and provide that his (i) time-vested restricted share units will vest in full and without pro-ration; (ii) performance-based restricted share units will vest in full and without pro-ration, based on the extent to which the company achieves the applicable performance goals for the relevant performance period, and (iii) stock options will vest in full and without pro-ration, with all stock options held by Mr. Cruz remaining exercisable until the earlier of the date that is (x) 90 days for options granted prior to 2011 and 2 years for options granted after 2010, and (y) the expiration of the remainder of the stated eight-year term. The Separation Agreement also reaffirms the applicable ownership of works, confidentiality, non-compete, non-solicitation and non-disparagement covenants in his employment agreement and provides for a release of claims in favor of the company.

The Company is filing this 8-K pursuant to Item 5.02(b), “Departure of Certain Officers.”

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated November 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: November 20, 2012	By:	/s/ Joseph G. NeCastro
Joseph G. NeCastro
Chief Administrative Officer and Chief Financial Officer

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